SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): November 21, 1997


                        INTERCOUNTY BANCSHARES, INC.

           (Exact name of registrant as specified in its charter)




             OHIO                      0-23134               31-1004998
  (State or other jurisdiction   (Commission File No.) (IRS Employer I.D. No.)
       of incorporation)





              48 N. South Street, Wilmington, Ohio           45177
            (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:         (937) 382-1441


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Item 5.  Other Events.

     On November 21, 1997, InterCounty Bancshares, Inc., an Ohio corporation ("InterCounty"), and its wholly-owned subsidiary, The National Bank and Trust Company, a national bank ("NB&T"), and Phillips Insurance Agency Group, Inc., an Ohio corporation (the "Agency"), and its shareholders, Melanie W. Phillips, Michael D. Phillips, George R. Phillips, IV, and Kristopher G. Phillips, entered into an Agreement and Plan of Reorganization, a copy of which is attached hereto as Exhibit 2 (the "Agreement"). The Agreement provides for the acquisition of the Agency by NB&T (the "Acquisition"). The following summary of some of the material terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 2.

     In accordance with the terms and subject to the conditions of the Agreement, all of the 500 outstanding shares of the Agency will be canceled and extinguished on the effective date of the Acquisition in consideration and exchange for an aggregate number of shares of InterCounty equal to the quotient of (a) $1,100,000 divided by (b) 12.25 times the net earnings per share of InterCounty for the twelve months ended on the last day of the quarter preceding the closing of the Acquisition.

     On November 21, 1997, there were 1,545,738 common shares of InterCounty issued and outstanding. Based upon the net earnings per share of InterCounty for the twelve months ended September 30, 1997, the total number of InterCounty shares that would be issued in connection with the Acquisition would be 26,488.

     The consummation of the Acquisition is subject to a number of conditions, including, but not limited to, the approval of the appropriate regulatory agencies. The Agreement may be terminated by any of the parties if the Acquisition is not consummated on or before February 28, 1998.

Item 7.   Financial Statements and Exhibits.

          (a) and (b).  Not applicable.

          (c)Exhibits.

          See Index to Exhibits.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   INTERCOUNTY BANCSHARES, INC.



                                   By:  /s/ Timothy L. Smith
                                        Timothy L. Smith, President


Date:  November 21, 1997

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
                          INDEX TO EXHIBITS

Exhibit Number              Description
     2             Agreement and Plan of Reorganization, dated November 21,
                   1997, by and among InterCounty Bancshares, Inc., The
                   National Bank and Trust Company, Phillips Insurance Agency
                   Group, Inc., Melanie W. Phillips, Michael D. Phillips,
                   George R. Phillips, IV, and Kristopher G. Phillips


    99             News Release of InterCounty Bancshares, Inc., dated
                   November 21, 1997
